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                                                                       EXHIBIT 3

                              GUARANTY AGREEMENT

     This Guaranty Agreement (this "Agreement") is executed as of September 25, 2000 by GLENBOROUGH REALTY TRUST INCORPORATED ("Guarantor") in favor of BUSH GARDENS, LLC ("Bush Gardens").

     WHEREAS, Bush Gardens and one or more affiliates (the "Affiliates") of Guarantor have entered into a Purchase Agreement of even date herewith (the "Purchase Agreement") pursuant to which Bush Gardens and one or more of its affiliates has agreed to purchase and the Affiliates have agreed to sell certain residential real property (collectively, the "Properties"), subject to the terms and conditions set forth in the Purchase Agreement; and

     WHEREAS, contemporaneously with the execution and delivery of the Purchase Agreement, Guarantor and Bush Gardens have entered into that certain Stock Repurchase Agreement (the "Stock Purchase Agreement") pursuant to which, among other things, Guarantor has agreed to purchase and Bush Gardens has agreed to sell certain shares of the equity securities of Guarantor, subject to the terms and conditions set forth therein; and

     NOW, THEREFORE, in consideration of the premises hereof, the parties have agreed as follows:

Section 1.  Guaranty.

       1.1  Guaranty of Obligations.  Guarantor hereby irrevocably and
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            unconditionally guaranties to Bush Gardens (and its successors and assigns) the prompt performance of each and all of the obligations of the Affiliates arising under (a) Section 4(e) of the Purchase Agreement regarding the Transferors' obligations to cure monetary liens, and (b) Section 6(c) of the Purchase Agreement regarding the delivery of the closing documents to Bush Gardens (the "Guaranteed Obligations") as and when the same shall be due. Guarantor irrevocably and unconditionally covenants and agrees that it is liable, jointly and severally with the Affiliates, and each of them, for the primary performance by the Affiliates, and each of them, of the Guaranteed Obligations respective obligations arising under or related to the Purchase Agreement.

       1.2  Nature of Guaranty.  The obligations of Guarantor set forth herein
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            are an irrevocable, absolute and continuing guaranty of performance, are joint and several and are not a guaranty of collection. The obligations of Guarantor hereunder may not be revoked by Guarantor and shall continue to be effective notwithstanding any attempted revocation by Guarantor. The fact that at any time, or from time to time, the Guaranteed Obligations may be increased or reduced, shall not release or discharge the obligations of Guarantor to Bush
            Gardens hereunder. The allegations of Guarantor hereunder may be enforced by Bush Gardens and its assigns.

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     1.3  No Set Off.  The Guaranteed Obligations and the liabilities and
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          obligations of Guarantor to Bush Gardens hereunder, shall not be reduced, discharged or released because or by reason of any existing or future offset, claim or defense of the Affiliates, or any other party, against Bush Gardens or against payment or performance of the Guaranteed Obligations or any of them, whether such offset, claim or defense arises in connection with the Guaranteed Obligations (or the transactions creating the Guaranteed Obligations) or otherwise.

     1.4  Payment by Guarantor, Limitation of Liability.  If on the Closing Date
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          (as defined in the Purchase Agreement), the Affiliates, or any of
          them, shall fail or be in breach of their respective Guaranteed Obligations to be performed prior to, at or in connection with the Closing (as defined in the Purchase Agreement) and Bush Gardens shall be prepared to perform those of its obligations required to be performed at or in connection with the Closing, Guarantor shall, immediately upon demand by Bush Gardens, and without presentment, protest, notice of protest, notice of nonpayment, notice of intention to accelerate, or any other notice whatsoever, pay to Bush Gardens, by wire transfer of immediately available funds, the sum of $15 million in full satisfaction of Guarantor's obligations under Section 1.1 above. Notwithstanding the foregoing, in the event that the Closing (as defined in the Purchase Agreement) shall occur, Guarantor shall be released from and with respect to all of the Guaranteed Obligations.

     1.5  Obligations of Guarantor After the Closing.  Notwithstanding the
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          consummation of the transactions contemplated at the Closing, unless the parties to the Purchase Agreement shall otherwise specifically agree (and reference this Section 1.5 with regard thereto), the Guarantor hereby irrevocably and unconditionally guarantees to Bush Gardens (and its successors and assigns) the prompt performance of each and all of the obligations (the "Purchase Agreement Obligations") of the Affiliates arising under or related to the Purchase Agreement and the transactions contemplated therein as and when the same shall be due, including any Purchase Agreement Obligations arising from and after the Closing Date, and such guarantee shall survive the Closing and this Agreement shall remain in full force and effect with respect thereto.

     1.6  No Duty to Pursue Others.  It shall not be necessary for Bush Gardens
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          (and Guarantor hereby waives any rights which Guarantor may have to require Bush Gardens) in order to enforce the payment provided for herein by Guarantor, first to (i) institute suit or exhaust its remedies against any of the Affiliates or others liable with respect to the Purchase Agreement Obligations or the Guaranteed Obligations or any other person, (ii) enforce or exhaust any of Bush Gardens' rights or remedies against any collateral which shall be given to secure the Purchase Agreement Obligations or the Guaranteed Obligations, (iii) enforce Bush Gardens' rights or remedies available to Bush Gardens against any other guarantors of the Purchase Agreement Obligations or Guaranteed Obligations, (iv) join the Affiliates or any others liable on or with respect to the Purchase Agreement Obligations or the Guaranteed Obligations in any actions seeking to

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            enforce this Agreement, or (v) resort to any other means of obtaining payment or performance of or with respect to the Purchase Agreement Obligations or the Guaranteed Obligations.

       1.7  No Mitigation Required.  Bush Gardens shall not be required to
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            mitigate damages or take any other action to reduce, collect or enforce the Guaranteed Obligations or the Purchase Agreement Obligations.

       1.8  Waivers.  Guarantor agrees to the provisions of the Purchase
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            Agreement and hereby waives notice of (i) any amendment or extension thereof or of any of the Purchase Agreement Obligations or the Guaranteed Obligations, (ii) the execution and delivery by the Affiliates, or any of them, and Bush Gardens of any other agreement relating to the Purchase Agreement, the Purchase Agreement Obligations or the Guaranteed Obligations, whether or not resulting in an increase of the Purchase Agreement Obligations or the Guaranteed Obligations, (iii) the occurrence of any breach by the Affiliates, or any of them, under the Purchase Agreement or (iv) any assignment by Bush Gardens of its rights under this Agreement or with respect to the Purchase Agreement, or any of them.

Section 2.  Alternative Transactions.

       2.1  No Solicitation of Alternative Transactions.  Unless and until the
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            Purchase Agreement shall have been terminated in accordance with its terms, Guarantor, for itself and on behalf of the Affiliates and each of their respective subsidiaries and affiliates, agrees to refrain, directly and indirectly, and to cause their respective officers, directors, employees, agents and representatives (including, without limitation, any investment banker, attorney or accountant retained by any of them) to refrain from soliciting or encouraging any person or entity with respect to any transaction (an "Alternative Transaction"), the consummation of which would make impossible or delay the Closing or the consummation of the transactions contemplated thereat.

       2.2  Unsolicited Proposals.  Notwithstanding the provisions of Section
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            2.1 above, Guarantor may and may permit the Affiliates to furnish information to or enter into discussions or negotiations with any person that makes an unsolicited bona fide Acquisition Proposal to acquire all or substantially all of the Properties, whether by merger, purchase of partnership interest or assets or otherwise , if the Board of Directors of the Guarantor determines in good faith that the Acquisition Proposal, if consummated, could result in an Alternative Transaction more favorable to the Guarantor's stockholders from a financial point of view than the consummation of the transactions contemplated pursuant to the Purchase Agreement (any such Proposal being referred to herein as a "Superior Proposal"). For purposes of this Agreement, the term "Acquisition Proposal" shall mean any inquiry or the making or implementation of any proposal or offer with respect to a merger, acquisition, or similar transaction involving the direct or indirect purchase of the Properties. For the purpose of the first sentence of this Section 2.2,

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            "substantially all" shall mean, with respect to any Proposal, a
            Proposal to engage in an Alternative Transaction, the consummation of which would have the effect of requiring the Guarantor or the Affiliates to assign, transfer or convey, directly or indirectly, whether by merger, purchase of partnership interests or assets or otherwise, to a third party not controlled by or under common control with the Guarantor, Properties that are the subject of the Purchase Agreement and which represent, in the aggregate, not less than eighty-five percent (85%) of the purchase price to be paid by Bush Gardens with respect to all of the Properties. If the Board of Directors is prepared to accept a Superior Proposal, then Guarantor shall have the right to terminate this Agreement by delivering 48 hours written notice that the Board of Directors is prepared to accept the Superior Proposal, and not later than 1:00 p.m. Dallas, Texas time, on the first business day commencing after the passage of such 48 hour notice period, paying to Bush Gardens by wire transfer of immediately available funds, the sum of $15 million.

       2.3  Merger or Consolidation.  Subject to the remainder of this Section
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            2.3, nothing in this Agreement, the Stock Purchase Agreement or in the Purchase Agreement, shall be deemed to prevent in any manner the taking of any action by Guarantor with respect to any merger, consolidation or sale of all or substantially all of the assets of Guarantor or of the Affiliates or any of them, in the event that the Board of Directors of Guarantor shall determine, based upon advice of outside legal counsel, that the failure to take such action would be inconsistent with such Board of Directors' fiduciary duties to Guarantor's stockholders under applicable law. In the event that any action taken by Guarantor, the Affiliates, or the Board of Directors of Guarantor pursuant to the preceding sentence, shall be inconsistent with, make impossible or delay the consummation of the transactions contemplated at the Closing, the Guarantor shall have the right to terminate this Agreement by giving Bush Gardens 48 hours written notice that the Board of Directors is prepared to take such action, and not later than 1:00 p.m. Dallas, Texas time on the first business day commencing after the passage of such 48 hour notice period, paying to Bush Gardens by wire transfer of immediately available funds, the sum of $15 million.

       2.4  Release of Obligations.  Receipt by Bush Gardens of the sum of $15
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            million pursuant to the provisions of Section 2.2 or 2.3 above, shall constitute Bush Gardens' sole and exclusive remedy for any termination of this Agreement pursuant to Sections 2.2 or 2.3 above. In the event that Guarantor shall pay to Bush Gardens the sum of $15 million pursuant to Section 2.2 or 2.3 above, each of the respective parties to the Stock Purchase Agreement shall be deemed released from their respective obligations thereunder and the Stock Purchase Agreement shall be deemed of no further force and effect. Notwithstanding any termination of this Agreement pursuant to
            Section 2.2 or 2.3 above, the obligations of the Affiliates provided for in Section 13(a) of the Purchase Agreement to return the earnest money of Bush Gardens under the Purchase Agreement shall survive and each of the conditions precedent to such obligations shall be deemed satisfied. Each of the parties hereto shall execute and deliver

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            such further instruments, documents or agreements, including such affidavits or certificates as may be required by the Title Company (as defined in the Purchase Agreement) with respect to the return of the Earnest Money to Bush Gardens as shall be reasonably required to give effect to the provisions of this Section 2.4.

Section 3.  Miscellaneous.

       3.1  Representations and Warranties of Bush Gardens.  The representations
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            and warranties of Bush Gardens set forth in Section 2.1 of the Stock
            Purchase Agreement are hereby incorporated by reference and made a part hereof.

       3.2  Representations and Warranties of Guarantor. The representations and
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            warranties of Guarantor set forth in Section 2.2 of the Stock
            Purchase Agreement are hereby incorporated by reference and made a part hereof.

       3.3  Miscellaneous.  The provisions of Article 7 of the Stock Purchase
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            Agreement are hereby incorporated by reference in their entirety and made a part hereof.

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     IN WITNESS WHEREOF, the parties have executed this Guaranty Agreement as of the day and date first above written.

                              GLENBOROUGH REALTY TRUST INCORPORATED



                              By:______________________________________
                              (Printed) Name:__________________________
                              Title:_____________________________________

                              BUSH GARDENS, LLC



                              By:______________________________________
                              (Printed) Name:__________________________
                              Title:_____________________________________

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